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                                                                    EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation of our reports dated March 6, 2001 (except with respect to the matter discussed in Note 7, as to which the date is March 15, 2001 and the matter discussed in Note 8, as to which the date is April 12, 2001), included in this Annual Report on Form 10-K of American HomePatient, Inc. and Subsidiaries into the Company's previously filed Registration Statement File Number 000-19532. It should be noted that we have not audited any financial statements of the Company subsequent to December 31, 2000, or performed any audit procedures subsequent to the date of our report.



Nashville, Tennessee
April 12, 2001